Exhibit 10.7

AppDynamics, Inc.

Confidential

March 28, 2014

Chuck Robel

Via Electronic Mail

Dear Chuck:

On behalf of AppDynamics, Inc. (the “Company”), I am pleased to inform you that the Company’s Board of Directors (the “Board”) is interested in having you serve on the Board and likely as the Chair of the Company’s Audit Committee when formed. If all necessary Board action is taken, the Company is prepared to offer you the compensation described below in exchange for your performance of duties as a director.

If elected as a member of the Board, you will be granted an option to purchase 211,847 shares (the “Option”) under the Company’s 2008 Stock Plan (the “Plan”). The Option shall vest in 48 equal monthly installments as you continue service on the Board. Such vesting shall commence as of your election to the Board. Notwithstanding the foregoing, in the event that the company consummates a Change in Control (as defined in the Plan) at any time while you remain a member of the Board, then subject to your execution and non-revocation of a standard release of claims in favor of the Company (or its successor), 100% of the unvested shares subject to the Option shall vest and become exercisable immediately prior to such Change in Control. The exercise price per share of the Option shall be equal to the fair market value per share of the Company’s common stock on the date it is granted, as determined by the Board.

For so long as you are a member of the Board, the Company will reimburse you for your reasonable out-of-pocket expenses, including reasonable travel expenses, incurred in attending Board meetings and committee meetings and in carrying out your duties as a director or committee member.

You understand that, if elected, you will serve on the Board at the pleasure of the stockholders of the Company and that your duties are subject to change at any time without notice. You know of no reason why you would be precluded from serving as a member of the Board or any of its committees, either because of existing competition restrictions or fiduciary duty obligations or otherwise.

On behalf of the Company, we are excited about the possibility of having you join us at this critical juncture in our growth and development.

Sincerely,

/s/ Jyoti Bansal
Jyoti Bansal Chief Executive Officer

Acknowledged and agreed to on this 28th day of March, 2014

/s/ Charles Robel
Charles Robel